Exhibit 107

Calculation of Registration Fees Pursuant to Rule 457(U)

1.	Name and address of issuer:

ARK 21Shares Bitcoin ETF
477 Madison Avenue,
New York, New York 10022

2.	The name of securities:

Units of Beneficial Interest

3.	Securities Act File Number:
333-257474

4	Last day of fiscal year for which this prospectus is filed:
December 31, 2024

5.	Calculation of registration fee:

	(i)	Aggregate sale price of securities sold during the
		fiscal year pursuant to Rule 456(d):			$5,904,039,576

	(ii)	Aggregate price of securities redeemed or
		repurchased during the fiscal year:	$(3,443,401,141)

	(iii)	Aggregate price of securities redeemed or
		repurchased during any prior fiscal year
		ending no earlier than August 1, 2021,
		that were not previously used to reduce
		registration fees payable to the Commission:	$-

	(iv)	Total available redemption credits [add Items 5(ii) and 5(iii)]:		-$	(3,443,401,141)

	(v)	Net sales - if Item 5(i) is greater than Item 5(iv)
		[subtract Item 5(iv) from Item 5(i)]:			$2,460,638,435

	(vi)	Redemption credits available for use in	$0.00
		future years — if Item 5(i) is less than
		Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:

	(vii)	Multiplier for determining registration fee:		X	0.00015310

	(viii)	Registration fee due [multiply Item 5(v)
		by Item 5(vii)]		=$	376,723.74

6.	Credit for Previously Paid Registration Fees:

	(i)	Filing Fee previously paid in connection
		with unsold securities to be carried forward:	$-

	(ii)	Previously paid registration fee credits
		available for use in future years – if Item
		6(i) is greater than Item 5(viii) [subtract 5(viii) from 6(i)]:	$-

7.		Interest due pursuant to Rule 456(d)(5) – if this supplement is being filed
		more than 90 days after the end of the issuer’s fiscal year:		+$	-

8.		Total of the amount of the registration fee due plus any interest due:		=$	376,723.74